Energizer Holdings, Inc.
533 Maryville University Dr.
St. Louis, MO 63141

FOR IMMEDIATE RELEASE	Company Contact:

April 28, 2005	Jacqueline E. Burwitz
Vice President,
Investor Relations
314-985-2169

ENERGIZER HOLDINGS, INC. ANNOUNCES SECOND QUARTER RESULTS

St. Louis, Missouri, April 28, 2005 - Energizer Holdings, Inc., [NYSE: ENR], today announced results of its second quarter ended March 31, 2005. Net earnings for the quarter were $57.6 million, or $0.78 per diluted share, versus net earnings of $53.4 million, or $0.63 per diluted share in the second fiscal quarter of 2004. Included in the current quarter results is $7.6 million, or $0.10 per diluted share of reductions to the prior year tax accruals and previously unrecognized tax benefits from foreign losses. Last year’s second quarter included similar tax loss benefits of $9.5 million, or $0.11 per share.

For the quarter, sales increased $36.1 million, or 6%, to $629.0 million and segment profit increased $18.3 million, or 20%, to $108.6 million due to improvements in both battery segments. Favorable currency translation accounted for $16.1 million of the sales increase and $5.9 million of the segment profit increase. On a constant currency basis, sales and segment profit increased 3% and 14%, respectively. General corporate and other expenses were essentially flat, and interest and other financing items increased $7.8 million.

“Overall, we are pleased with our performance this quarter, particularly given that our razors and blades business was up against difficult comparisons due to significant product launches in a number of international markets last year,” said Ward Klein, Chief Executive Officer. “In spite of this, our investment in this business continues to pay off with the underlying growth of our QUATTRO, Intuition and Xtreme 3 franchises.”

“Additionally, our battery segments continued to show year-over-year improvement. Our flagship Energizer Max brand is benefiting from healthy unit growth in the premium alkaline category while the performance segment is being driven by even stronger demand for rechargeable and lithium batteries,” continued Mr. Klein. “However, raw material costs have been increasing dramatically in the last year. To date, we have been able to offset these increases through cost control efforts and efficiency gains, but going forward, we do not expect this to continue. Consequently, we have announced a price increase on our branded alkaline and carbon zinc products effective August 1.”

For the six months ended March 31, 2005, net earnings were $179.3 million, or $2.41 per diluted share, compared to net earnings of $168.4 million, or $1.97 per diluted share, in the same period last year. The current year’s six month results includes the aforementioned tax adjustments of $7.6 million, or $0.10 per share. Last year’s six month results included previously unrecognized tax benefits of $16.2 million, or $0.19 per share.

For the six months ended March 31, 2005 sales increased $100.3 million, or 7%, and segment profit increased $43.6 million, or 16%, due to improvements in all three business segments. Favorable currency translation accounted for $40.0 million of the sales increase and $16.2 million of the segment profit increase. On a constant currency basis, sales and segment profit increased 4% and 10%, respectively. General corporate and other expenses increased $9.5 million, and interest and other financing items increased $10.4 million.

Through fiscal 2004, Energizer recorded advertising and promotion (A&P) expenses in each quarter based on a method that recognized forecasted full year A&P ratably to forecasted revenues (“percent of sales method”). Beginning in 2005, the company began expensing A&P costs in the quarter incurred (“as incurred method”). Results for 2004 have not been restated for this change. Had the “as incurred method” been implemented in 2004, second quarter results for that year would have been $0.65 per diluted share, or $0.02 higher and six month results would have been $2.00, or $0.03 higher. However, the “as incurred method” has greater impacts on quarterly segment results. The change has no impact on annual results in total or at the segment level. Note 4 of the attached financial statements illustrates the impact this change would have had on segment results for the second quarter and six months of fiscal 2004 if the company had used the “as incurred method” during those periods.

North America Battery

Net sales for the second quarter of $213.5 million increased $26.0 million, or 14%, as $31.3 million of higher volumes was partially offset by unfavorable pricing and product mix. Energizer Max volume increased 10%, while lithium and rechargeable products experienced growth of over 20%. Overall pricing and product mix was unfavorable due to price declines of non-Energizer branded products and the continuing shift to larger pack sizes, which sell at lower per unit prices.

Gross profit increased $10.7 million for the quarter, reflecting higher sales. Total product costs were roughly flat in the quarter as higher material and distribution costs tied to commodity and energy prices were nearly offset by favorable efficiencies and fixed cost absorption on high production levels following the high demand hurricane season of 2004, and other cost savings. Segment profit increased $9.5 million for the quarter, as improved gross margin and lower A&P expenses were partially offset by higher overhead expenses.

In the U.S. retail battery category units increased an estimated 12% compared to the same quarter last year, while category value increased 7%. The U.S. retail battery category is defined as alkaline, carbon zinc, lithium, rechargeable and specialty batteries. Retail consumption of Energizer’s products increased an estimated 17% in units and 12% in value. Energizer estimates its share of the total retail battery category at approximately 35.5% for the quarter, up approximately 1.5 share points from the December 2004 quarter and the March 2004 quarter. Energizer’s growth in the battery category is being driven mainly by rechargeables and lithium products. Additionally, promoted volume as a percent of sales declined in the current quarter versus the same period last year. Energizer believes that retail inventory levels at March 31, 2005, were at seasonally normal levels.

For the six months, sales increased $42.5 million, or 8%, primarily due to higher volumes, partially offset by unfavorable pricing and product mix. Gross profit increased $15.2 million for the quarter due to the higher sales. Segment profit increased $11.7 million as higher gross profit and lower advertising expense were partially offset by higher overhead expenses.

Looking ahead, favorable production costs related to 2004 hurricane demand have been exhausted, while input costs, mainly driven by commodity prices, remain elevated. At current levels, Energizer estimates input costs for the North America segment will be unfavorable by approximately $10 million in the last six months of 2005 compared to the same period in 2004. As a result, Energizer has announced price increases on Energizer Max, Energizer e2, Eveready Gold and Eveready Super Heavy Duty averaging 6.8% effective August 1.

International Battery

Net sales for the quarter were $201.2 million, an increase of $10.7 million, or 6%, on favorable currency impacts of $7.9 million and higher volume, partially offset by unfavorable pricing and product mix. Segment profit increased $6.1 million, including a $3.5 million benefit from currency valuations. Absent currency impacts, segment profit for the quarter increased $2.6 million primarily on lower advertising and promotion expense.

For the six months, net sales increased $33.2 million, or 8%, on favorable currency translation of $20.2 million and higher volume, partially offset by unfavorable pricing and product mix. Segment profit increased $21.9 million, including a $9.0 million benefit from currency. Absent currency impacts, segment profit for the six months increased $12.9 million on higher sales, lower advertising expense and favorable product costs, partially offset by higher overhead expenses.

Razors & Blades

Razor and blade sales for the quarter were flat compared to last year's second quarter, which included significant retail pipeline fill sales from new product launches. The current quarter’s sales include $18.4 million of pipeline fill for the new QUATTRO for Women and benefited from $6.9 million of favorable currencies. The second quarter last year included approximately $35 million of pipeline fill for the launch of QUATTRO and Intuition in European and Asian markets. Absent the impact of pipeline fill and currency, sales increased approximately $9 million as the continuing growth of the QUATTRO, Intuition and Xtreme 3 disposable was partially offset by decline in other products. Additionally overall pricing in the quarter was lower due to promotional pricing in Europe to adjust to competitive conditions. Segment profit for the quarter decreased $1.7 million as lower A&P expense was more than offset by the lower pricing and higher product, management and research costs.

For the six months, sales increased $24.6 million, or 6%, as $16.0 million of favorable currency and higher first quarter volume were partially offset by lower pricing. Segment profit for the six months increased $5.3 million as lower A&P and $4.4 million of favorable currency were partially offset by higher overheads.

SWS’ primary markets are the United States (U.S.), Canada, Japan and the larger countries of Western Europe. SWS estimates its overall share of the wet shave category for these major markets at 21.5% for the year ending February 2005 versus 19.5% for the same period in 2004, reflecting successful launches of new products.

Other Items

Battery research and development expenses declined $4.4 million for the quarter and $4.7 million for the six months. Last year’s results for both the quarter and the six months included an asset impairment charge relating to a development project.

Corporate and other expenses were essentially flat for the quarter as lower costs of integrating SWS and other business realignment costs were offset by higher equity and compensation plan expenses. For the six months, corporate and other expenses were $9.5 million unfavorable on higher equity and compensation plan expenses, higher corporate overhead and information systems costs and lower pension income, partially offset by lower integration and realignment costs.

Interest expense increased $5.7 million for the quarter and $9.5 million for the six months on higher average borrowings resulting from share repurchases and higher short-term interest rates. Other financing items were unfavorable $2.1 million for the quarter and $0.9 million for the six months versus the same periods last year, both of which included foreign currency gains.

Income taxes for the quarter were 21.5%, compared to 15.4% for the same quarter last year. The current quarter includes $7.6 million of reductions to prior year tax accruals and previously unrecognized tax benefits related to prior years’ foreign losses. The prior year rate included similar foreign loss benefits of $9.5 million, as well as an adjustment necessary to reduce the six month rate to the estimated full year rate. The first quarter of 2004 also included $6.7 million of foreign loss benefits, for a total of $16.2 million in the six months ended March 31, 2004. Absent these items, income taxes for the current quarter and six months would have been 32.0% compared to 33.5% for the same periods last year. The decrease in the rate is primarily attributable to improved earnings in lower tax rate jurisdictions.

During the quarter, Energizer repurchased 1.0 million shares of its common stock. Capital expenditures and depreciation expense for the quarter were $21.7 million and $27.1 million, respectively. For the six months, capital expenditures were $40.1 million, and depreciation expense was $53.7 million.

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Statements in this press release that are not historical, particularly statements regarding the continuing profitable return on the investment in the SWS business and the underlying growth of various SWS product franchises, growth in the alkaline battery category and stronger demand for performance batteries, the likelihood of the Company’s announced battery price increase mitigating future cost increases, and the continuing increase, and anticipated impact on profitability, of such production and input costs, estimates of battery category growth, retail consumption of Energizer’s products, Energizer’s market share in the battery category, retailer inventory levels, SWS market share, and Energizer’s effective tax rate, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Energizer cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made.

Energizer advises readers that various risks and uncertainties could affect its financial performance and could cause Energizer’s actual results for future periods to differ materially from those anticipated or projected. Competitive product offerings, including new product introductions, and competitive promotional activity, may negatively impact the continuing growth of SWS product franchises, as well as the return on the SWS investment. The pricing and presence at retail of SWS products, as well as general economic conditions, may also impact consumer acceptance of those products, which in turn could impact franchise growth and profitability. Economic conditions, including inflationary conditions or increases in unemployment, and limited introductions or consumer acceptance of new battery-powered devices, could impact the continuing growth of both alkaline and performance batteries. Manufacturing efficiencies and efforts to further reduce costs may have a favorable impact on the Company’s production costs throughout the rest of the current year. At the same time, it is difficult to predict with any accuracy whether raw material, energy and other input costs will stabilize or continue to increase, as such costs are impacted by multiple economic, political and other factors outside of Energizer’s control. It is also difficult to determine if the announced price increase will be sufficient to cover such increased costs, or whether it will be accepted by Energizer’s retail customers. Energizer’s estimates of battery category unit and value trends, retail consumption of its battery products on a unit and volume basis, Energizer and SWS market share, and retailer inventory levels are based solely on limited data available to Energizer and management’s reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market. Energizer’s effective tax rate for the year may be impacted by legislative or regulatory changes by federal, state and local, and foreign, taxing authorities, as well as by the profitability or losses of Energizer’s various subsidiary operations in both high-tax and low-tax countries. Additional risks and uncertainties include those detailed from time to time in Energizer’s publicly filed documents, including Energizer’s Registration Statement on Form 10, its annual report on Form 10-K for the Year ended September 30, 2004, its quarterly report on Form 10-Q for the Quarter ended December 31, 2004, and its Current Report on Form 8-K dated April 25, 2000.

ENERGIZER HOLDINGS, INC.
STATEMENT OF EARNINGS
(Condensed)
(Dollars in millions, except per share data - Unaudited)

	Quarter Ended March 31,		Six Months Ended March 31,
	2005	2004	2005	2004

Net sales	$629.0	$592.9	$1,504.9	$1,404.6

Cost of products sold	309.8	289.5	740.3	692.0
Selling, general and administrative expense	140.4	125.8	286.0	255.2
Advertising and promotion expense	74.7	88.8	171.0	181.5
Research and development expense	17.9	20.7	34.4	36.8
Interest expense	12.4	6.7	23.4	13.9
Other financing items, net	0.4	(1.7)	(2.7)	(3.6)

Earnings before income taxes	73.4	63.1	252.5	228.8

Income tax provision	(15.8)	(9.7)	(73.2)	(60.4)

Net earnings	$57.6	$53.4	$179.3	$168.4

Earnings per share
Basic	$0.81	$0.65	$2.50	$2.03
Diluted	$0.78	$0.63	$2.41	$1.97

Weighted average shares of common stock - Basic	71.2	81.8	71.7	82.8
Weighted average shares of common stock - Diluted	73.9	84.8	74.4	85.7

See Accompanying Notes to Condensed Financial Statements

ENERGIZER HOLDINGS, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
March 31, 2005
(Dollars in millions - Unaudited)

Note 1 - Operating results for any quarter are not necessarily indicative of the results for any other quarter or the full year.

Note 2 - Operations for Energizer Holdings, Inc. (the Company) are managed via three major segments - North America Battery (United States and Canada battery and lighting products), International Battery (rest of world battery and lighting products) and Razors and Blades (global razors, blades, and related products). The Company reports segment results reflecting all profit derived from each outside customer sale in the region in which the customer is located. Research and development costs for the battery segments are combined and included in the Total Battery segment results. Research and development costs for Razors and Blades are included in that segment’s results. Segment performance is evaluated based on segment operating profit exclusive of general corporate expenses, costs associated with most restructuring, integration or business realignment and amortization of intangible assets. Financial items, such as interest income and expense, are managed on a global basis at the corporate level.

On March 28, 2003, the Company acquired the worldwide Schick Wilkinson Sword (SWS) business from Pfizer, Inc. Following the acquisition of SWS, the Company has adopted an operating model that includes a combination of stand-alone and combined business functions between the battery and razor and blades businesses, varying by country and region of the world. Shared functions include product warehousing and distribution, various transaction processing functions, legal and environmental activities, and in some countries, combined sales forces and management. For shared business functions, the Razors and Blades segment has been charged only the actual incremental cost of assuming additional SWS work. Such amounts are less than fully-allocated costs and do not represent the costs of such services if performed on a stand-alone basis.

Segment sales and profitability for the quarters and six months ended March 31, 2005 and 2004, respectively, are presented below.

	For the quarter ended March 31,		For the six months ended March 31,
	2005	2004	2005	2004

Net Sales
North America Battery	$213.5	$187.5	$599.9	$557.4
International Battery	201.2	190.5	462.5	429.3
Total Battery	414.7	378.0	1,062.4	986.7
Razors and Blades	214.3	214.9	442.5	417.9
Total Net Sales	$629.0	$592.9	$1,504.9	$1,404.6

	For the quarter ended March 31,		For the six months ended March 31,
	2005	2004	2005	2004

Profitability
North America Battery	$ 48.5	$ 39.0	$ 165.7	$ 154.0
International Battery	40.4	34.3	105.1	83.2
R&D Battery	(8.6)	(13.0)	(16.8)	(21.5)
Total Battery	80.3	60.3	254.0	215.7
Razors and Blades	28.3	30.0	69.7	64.4
Total segment profitability	$108.6	$90.3	$323.7	$280.1

General corporate and other expenses	(21.0)	(20.8)	(47.7)	(38.2)
Amortization	(1.4)	(1.4)	(2.8)	(2.8)
Interest and other financial items	(12.8)	(5.0)	(20.7)	(10.3)
Total earnings before income taxes	$73.4	$63.1	$252.5	$228.8

Supplemental product information is presented below for revenues from external customers:

	For the quarter ended March 31,		For the six months ended March 31,
Net Sales by Product Line	2005	2004	2005	2004
Alkaline Batteries	$ 253.4	$ 231.0	$ 701.1	$ 656.7
Carbon Zinc Batteries	56.9	57.0	129.2	126.4
Other Batteries and Lighting Products	104.4	90.0	232.1	203.6
Razors and Blades	214.3	214.9	442.5	417.9
Total Net Sales	$629.0	$592.9	$1,504.9	$1,404.6

Note 3 - Basic earnings per share is based on the average number of common shares during the period. Diluted earnings per share is based on the average number of shares used for the basic earnings per share calculation, adjusted for the dilutive effect of stock options and restricted stock equivalents.

Note 4 - Through fiscal 2004, the Company recorded advertising and promotion expense (A&P) in each interim period based on a method that recognized the forecasted full year A&P ratably to forecasted revenues. When forecasts of A&P or revenues changed during the year, A&P rates were changed to reflect the new forecasts. Effective October 1, 2004, the Company began to expense A&P in the quarter incurred (As Incurred Method). The new method of accounting was adopted as it reduces the level of estimation in recording interim results and improves transparency of timing of A&P spending. The change in methods has no impact on the total results for the year. The prior year financial information presented above has not been restated for the new accounting method. The following presents the segment and consolidated results for the quarter and six months ended March 31, 2004 for both methods

	Quarter Ended March 31, 2004		Six Months Ended March 31, 2004
	As Reported	As Incurred Method	As Reported	As Incurred Method

Profitability
North America Battery	$39.0	$42.3	$154.0	$161.7
International Battery	34.3	37.0	83.2	94.1
R&D Battery	(13.0)	(13.0)	(21.5)	(21.5)
Total Battery	60.3	66.3	215.7	234.3
Razors and Blades	30.0	26.3	64.4	49.4
Total segment profitability	$90.3	$92.6	$280.1	$283.7

Total earnings before income taxes	$63.1	$65.4	$228.8	$232.4

Income tax provision	(9.7)	(10.3)	(60.4)	(61.4)

Net income	$53.4	$55.1	$168.4	$171.0

EPS - Basic	$0.65	$0.67	$2.03	$2.07
EPS - Diluted	$0.63	$0.65	$1.97	$2.00